Exhibit 8.2

São Paulo, September 23, 2009.

Gol Linhas Aéreas Inteligentes S.A.

Praça Comte Linneu Gomes, S/N Portaria 3,

Jd. Aeroporto

04626-020 São Paulo, SP

Brazil

Ladies and Gentlemen:

1.	We have acted as Brazilian counsel to Gol Linhas Aéreas Inteligentes S.A. (the “Company”), a corporation organized under the laws of Brazil, in connection with the Registration Statement on Form F-3 (No. 333-161528) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on August 25, 2009, as amended on September 23, 2009, which incorporates by reference the Form 20-F filed by the Company with the SEC on May 7, 2009 (collectively, the “Registration Statement”), relating to the offer and sale of American depositary shares, each representing one (1) preferred share of the Company, without par value.

2.	We confirm that we have reviewed the information in the prospectus included in the Registration Statement under the caption “Taxation – Material Brazilian Tax Considerations” and that, in our opinion, the statements of law included therein, insofar as they relate to the Brazilian tax consequences currently applicable to non-Brazilian holders, address the material tax consequences of the ownership and disposition of the preferred shares and the American depositary shares. In rendering this opinion, we expressly incorporate in this opinion the statements set forth under the caption “Taxation – Material Brazilian Tax Considerations” in the prospectus included in the Registration Statement, including the limitations on the matters covered by that section set forth therein. Our opinion expressed in this paragraph is limited to the federal laws of Brazil and is based upon existing provisions of federal laws and regulations, the regulations of the Federal Revenue Department (Departamento da Receita Federal) thereunder and administrative and judicial interpretations thereof, including existing interpretations thereof of the Federal Revenue Department, the Federal Attorney for Revenues (Procuradoria-Geral da Fazenda) as of the date hereof, all of which are subject to subsequent, different interpretations and applications with effect from the date of effectiveness of the underlying laws and regulations.

3.	We are furnishing this opinion letter to you in connection with the filing of the Registration Statement. This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Registration Statement or the transactions or documents referred to therein.

4.	We hereby consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

5.	This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

/s/ MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA

ADVOGADOS

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